U.S. SECURITIES AND EXCHANGE COMMISSION
FORM 4                       Washington, D.C. 20549

                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or
         Section 30(f) of the Investment Company Act of 1940


|_| Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.    Name and Address of Reporting Person

      Four Partners
      c/o Thomas J. Tisch
      667  Madison Avenue
      New York, New York  10021

2.    Issuer Name and Ticker or Trading Symbol

          Gunther International, Ltd. (SORT)

3.  IRS or Social Security Number of Reporting  Person (Voluntary)

4.  Statement for Month/Year

           8/96

5.  If Amendment, Date of Original

6.  Relationship of Reporting Person to Issuer       (Check all applicable)

         Director                                X  10% Owner
    ----                                       ----

         Officer (give title below)                 Other (specify below)
    ----                                       ----


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Table 1 - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
-------------------------------------------------------------------------------



1. Title of Security  2. Transaction Date   3. Trans       4. Securities Acquired   5. Amount of    6.  Owner-     7.   Nature
    (Instr. 3)          (Month/Day/Year)       action Code    (A) or Disposed of (D)   Securities       ship Form:      of Indirect
                                               (Instr. 8)     (Instr. 3, 4 and 5)      Beneficially     Direct (D)      Beneficial
                                                                                       Owned at         or Indirect     Owner-
                                                                     (A) or            End of Month     (I)             ship
                                            Code    V         Amount (D)    Price      (Instr. 3 and 4) (Instr. 4)      (Instr. 4)


    Common Stock,          8/26/96           P                64,286  A     3.50         649,189          D
    $.001 par value
    ("Common Stock")


Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
(Over)

(Print or Type Responses)

-------------------------------------------------------------------------------
 Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------



1. Title of Derivative Security  2. Conver-  3. Trans-  4. Trans-    5. Number of     6. Date Exer-    7. Title and Amount of Under-
   (Instr. 3)                       sion or     action     action Code  Derivative       cisable and      lying Securities
                                    Exercise    Date       (Instr.      Securities Ac-   Expiration       (Instr. 3 and 4)
                                    Price of    (Month/                 quired (A) or    Date
                                    Deriv-      Day/                    Disposed of      (Month/Day/
                                    ative       Year)                   (D)               Year)
                                    Security                            (Instr. 3, 4,
                                                                         and 5
                                                                                          Date    Expira-            Amount or
                                                          Code  V       (A)    (D)        Exer-   tion       Title   Number of
                                                                                          cisable Date               Shares


8. Price of Derivative Security   9. Number of Derivative Secur-  10. Ownership Form    11.  Nature of Indirect
   (Instr. 5)                        ities Beneficially Owned         of Derivative          Beneficial Own-
                                     at End of Month                  Security:  Direct      ership
                                     (Instr. 4)                       (D) or Indirect (I)    (Instr. 4)
                                                                      (Instr. 4)


Explanation of Responses:

               FOUR PARTNERS

               /s/Thomas J. Tisch                              October 24, 1996

              **Signature of Reporting Person                         Date

              Thomas J. Tisch
              Manager of Four Partners

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.